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                                                                    EXHIBIT 11.2

                           GMAC COMMERCIAL CREDIT LLC
                           1290 Avenue of the Americas
                               New York, NY 10104


November 8, 2000

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
PERFUMANIA PUERTO RICO, INC.
TEN KESEF II, INC.
11701 N.W. 101 Road
Miami, FL  33178

RE: WAIVER AND AMENDMENT

Gentlemen:

Reference is made to the Revolving Credit and Security Agreement, dated as of May 12, 2000, by and among PERFUMANIA, INC., MAGNIFIQUE PAREFUMES AND COSMETICS, INC., PERFUMANIA PUERTO RICO, INC. and TEN KESEF II, INC., (each individually, a "Borrower" and collectively, the "Borrowers") and GMAC Commercial Credit LLC ("Lender") (as so amended and as from time to time thereafter amended, the "Credit Agreement"). All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.

1. Borrowers have advised Lender that, for the fiscal quarter ended July 31, 2000, their Fixed Charge Ratio will be less than the minimum Fixed Charge Ratio permitted for the quarterly period and the three month trailing period ending on July 31, 2000 under Section 6.6 (Fixed Charge Ratio) of the Credit Agreement. As a result of such non-compliance, Events of Default occurred and are continuing under article X (Events of Default) of the Credit Agreement (the "Subject Events of Default"). Borrowers have requested Lender to irrevocably waive the Subject Events of Default, and Lender has agreed to, and hereby does, irrevocably waive such Subject Events of Default subject to the terms and conditions set forth herein; provided, that, Lender hereby reserves all rights and remedies granted to Lender under the Credit Agreement or other documents, applicable law or otherwise, and nothing contained herein shall be construed to limit, impair or otherwise affect the right of Lender to declares a default or an Event of Default with respect to any future non-compliance with any covenant, term of provision of the Credit agreement or any other document now or hereafter executed and delivered in connection therewith.

2. Borrowers have requested that Lender make certain amendments to the Credit Agreement and, subject to the terms hereof, Lender has agreed to do so. Accordingly, effective as of the date hereof, the Credit Agreement is hereby amended as follows:

         (a) Notwithstanding anything to the contrary contained in Section 6.6 of the Credit Agreement, the Minimum Fixed Charge Ratio for the Computation Period of the 3 Months Ending 10/31/2000 shall be 0.30.

         (b) Notwithstanding anything to the contrary contained in Section 6.7 of the Credit Agreement, the Minimum Leverage Charge Ratio for the Computation Period of the 12 Months Ending 10/31/2001 shall be 10.8 to 1.

3. In consideration of the waiver given by Lender herein and the amendments to the Credit Agreement provided herein, Borrowers jointly and severely agree to pay a non-refundable fee to Lender in the amount of $25,000, which fee shall be fully earned and payable as of the date hereof and shall be charged by Lender to the account of Borrowers as of the date hereof.


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4.       Each of the Borrowers hereby acknowledges, confirms and agrees that all amounts charged or credited to the loan account as of October 31, 2000 are correct and binding upon each of the Borrowers and that all Obligations reflected to be due and owing in the loan account as of October 31, 2000 are due and owing without defense, offset or counterclaim.

5. Except as specifically set forth herein, no other changes or modifications to the Credit Agreement are intended or implied, and, in all other respects, the Credit agreement shall continue to remain in full force and effect in accordance with its terms as of the date hereof. Except as specifically set forth herein, nothing contained herein shall evidence a waiver or amendment by Lender of any other provision of the credit Agreement nor shall anything contained herein be construed as a consent by Lender to any transaction other than those specifically consented to herein.

6. The terms and provision of this agreement shall be for the benefit of the parties hereto and their respective successors and assigns; no other person, firm, entity or corporation shall have any right, benefit or interest under this agreement.

7. This agreement may be signed in counterparts, each of which shall be an original and all of which taken together constitute one amendment. In making proof of this agreement, it shall not be necessary to produce or account for more than one counterpart signed by the party to be charged.

8. This agreement sets forth the entire agreement and understanding of the parties with respect to the matters set forth herein. This agreement cannot be changed, modified, amended or terminated except in a writing executed by the party to be charged.

Very truly yours,

GMAC COMMERCIAL CREDIT LLC

By: /s/ Frank Imperato
Name: Frank Imperato
Title: Senior Vice President

ACKNOWLEDGED AND AGREED:

PERFUMANIA, INC.
MAGNIFIQUE PARFUMES AND COSMETICS, INC.
PERFUMANIA PUERTO RICO, INC.
TEN KESEF II, INC.

By: /s/ Donovan Chin
Title:   Chief Financial Officer of each

         PERFUMANIA, INC.
         MAGNIFIQUE PARFUMES AND COSMETICS, INC.
         PERFUMANIA PUERTO RICO, INC.
         TEN KENSEF II, INC.